Submission of Matters to a Vote of Shareholders

Special meetings of the shareholders of the Funds were held on December 6, 2010, and December 20, 2010. A new investment management agreement between the Trust and First Trust relating to the change in control of First Trust Advisors L.P. were approved at certain of such meetings as detailed below. The terms of the new investment management agreement are substantially similar to the terms of the previous agreements.




---------------  ------------  -----------  -----------  ----------- ----------
 TICKER SYMBOL   DATE OF VOTE  % OF VOTED    VOTED FOR      VOTED     ABSTAINED
                                                           AGAINST
---------------  ------------  -----------  -----------  ----------- ----------
      FXD          12/6/2010     64.36%      8,023,477      23,087      30,745
      FXG          12/6/2010     65.69%        980,718       1,432       3,168
      FXN          12/6/2010     59.26%      1,586,396       6,688       7,004
      FXO          12/6/2010     64.23%      9,277,727      32,269      35,547
      FXH          12/6/2010     57.67%      1,256,923       4,162       7,667
      FXR          12/6/2010     70.40%      1,432,303       7,976       3,013
      FXZ          12/6/2010     64.28%      7,369,526      24,698      29,751
      FXL          12/6/2010     62.85%      2,240,545      16,612       8,607
      FXU          12/6/2010     68.42%      1,594,583       6,619       6,560
      FEX          12/6/2010     53.38%      1,583,490      27,915      43,323
      FNX          12/6/2010     57.78%      1,445,920       9,102      18,357
      FYX          12/6/2010     50.66%        760,826       8,797      15,559
      FTA          12/6/2010     64.24%      1,671,566       3,230      24,701
      FTC          12/6/2010     55.73%      1,045,916          671     12,334
      FAB         12/20/2010     51.20%        444,255        4,465     12,086
      FAD         12/20/2010     50.16%        137,045        1,077     12,351